Exhibit 10.2

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT is dated September 2, 2014 ("Agreement"), by and between Healthways, Inc., a Delaware corporation (the "Company"), and Michael R. Farris ("Executive").
WHEREAS, the Company and Navvis Healthcare, LLC ("Navvis") previously entered into a Purchase Agreement, dated as of August 24, 2011 ("Purchase Agreement"), pursuant to which the Company acquired 100% of the membership interests of Navvis ("Transaction");
WHEREAS, in connection with the Transaction, the Company and Executive entered into an Employment Agreement, dated August 31, 2011, which agreement was subsequently amended pursuant to that certain Amendment to Employment Agreement, dated December 1, 2012 (collectively, "Original Employment Agreement");
WHEREAS, the Company and Executive desire to further amend and restate the Original Employment Agreement;
WHEREAS, the Company and Executive mutually agree that this Amended and Restated Employment Agreement shall take effect on January 1, 2015, following the expiration of the Original Employment Agreement as further described herein.
NOW, THEREFORE, intending to be legally bound hereby, the parties agree as follows:
I.	EMPLOYMENT. The Company hereby employs the Executive and the Executive hereby accepts employment with the Company, upon the terms and subject to the conditions set forth herein.
II.
TERM.  Subject to termination as stated in Section V, the term of employment of the Executive pursuant to this Agreement shall commence on January 1, 2015 and expire on December 29, 2015 (the "Term").  The Company may renew this Agreement for an additional term of one (1) year each (each, a "Renewal Term"), if the Company gives written notice to the Executive not less than sixty (60) days prior to the end of the Term or the then current Renewal Term of its intent to renew this Agreement as of the end of the Term or the then current Renewal Term.  Nothing contained in this Section shall limit or restrict Executive's ability to provide notice of termination pursuant to Section V(G)(1).

III.
POSITION AND DUTIES. During the Term, the Executive shall serve as the Chief Commercial Officer of the Company, reporting to the Company's Chief Executive Officer ("Company CEO") and shall perform the duties assigned by the Company CEO, including but not limited to sales, marketing, and product management.  During the Term, the Executive shall devote his full time and attention during normal business hours to the business and affairs of the Company; provided, however, that it shall not be a violation of this Agreement for the Executive with the approval of the Company to devote reasonable periods of time to charitable and community activities and industry or professional activities, and/or to manage personal investments, so long as such activities do not interfere with the performance of the Executive's responsibilities under this Agreement.

IV.	COMPENSATION.
A.	Base Salary: Executive's annual base salary is $700,000 and will be paid in equal installments in accordance with the Company's regular payroll practices.
B.
Bonus Plan:  The provisions of this Section IV(B) shall comprise the Executive's Bonus Plan for the Term.  All payments under this Bonus Plan are subject to the review and approval of the Compensation Committee.

For calendar year 2015, the Executive shall be entitled to an incentive payment of one percent (1%) of that portion of the Company's Domestic Net Revenues in 2015 that exceed the Company's Domestic Net Revenues for the previous calendar year (the "2015 Bonus").

1.    The 2015 Bonus shall be paid within a reasonable period after the Company has concluded the audit of its financial statements for the 2015 calendar year, but in any event between January 1 and March 15, 2016.
2.    For the purposes of this sub-section 3, the term "Domestic Net Revenues" means all domestic revenue calculated under U.S. GAAP, excluding pass through revenues, revenues from business combinations and the minority interest portion of any revenue from consolidated entities.
3.    Notwithstanding any other provision of this Agreement to the contrary, in the event the Executive's termination of employment (i) due to the Executive's Death pursuant to Section V(B), (ii) due to the Executive's Disability pursuant to Section V(C), (iii) without Cause pursuant to Section V(E), (iv) by the Executive for Good Reason pursuant to Section (V)(F), (v) without Cause or by the Executive for Good Reason within 12 (twelve) months of a Change of Control pursuant to Section V(H), or (vi) by the Executive without Good reason pursuant to Section (V)(G) occurs during 2015, the payments under this Section IV(B) with regard to the 2015 Bonus shall be calculated as described above, except using the period of months from January up to and including the end of the month of the Date of Termination compared to  the same  period of months in 2014 (the "Prorated Bonus Period Amount").  For example, if the Executive's employment is terminated in April 2015, the actual domestic net revenue for that period (January to April 2015) would be compared to the actual domestic net revenue for the matching period (January to April 2014) and the excess, if any, would be the basis for the bonus calculation of 1% for the 2015 Bonus and the Executive will not be eligible to earn any additional incentive payments under this Section IV(B).  The Executive shall be paid the Prorated Bonus Period Amount within thirty (30) days of the Executive's Date of Termination, with the payment date determined by the Company in its sole discretion. No portion of the 2015 Bonus (including the Prorated Bonus Period Amount) shall be payable in the event of a termination of the Executive's employment for Cause.
C.	Vacation: During each calendar year of this Agreement, the Executive shall be entitled to vacation in accordance with Company policy. The current Company policy allows the Executive to take vacation as needed and is not set at a certain number of vacation days per year.
D.	Other Benefits: During the Term the Executive shall be entitled to participate in all health and welfare benefit plans maintained by the Company for employees generally according to the terms of such plans.

E.	Retention: Executive shall be entitled to receive a retention payment of $500,000 (five hundred thousand) paid in full on or immediately before December 31, 2015 (the "Retention Payment"). In the event the Executive's employment is terminated (i) due to the Executive's Death pursuant to Section V(B), (ii) due to the Executive's Disability pursuant to Section V(C), (iii) without Cause pursuant to Section V(E) or (iv) without Cause or by the Executive for Good Reason within 12 (twelve) months of a Change of Control pursuant to Section V(H), the Executive is entitled to the full amount of the Retention Payment, which amount shall be payable within thirty (30) days of the Executive's Date of Termination, with the payment date determined by the Company in its sole discretion. The Retention Payment shall be reduced pro-rata on a monthly basis (by $41,667 for each month not employed) in the event of a termination of the Executive's employment for Good Reason (not in connection with a Change of Control) or without Good Reason, which amount shall be payable within thirty (30) days of the Executive's Date of Termination, with the payment date determined by the Company in its sole discretion. The Retention Payment shall not be payable in the event of a termination of the Executive's employment for Cause.
V.          TERMINATION OF AGREEMENT. The Executive's employment under this Agreement shall not be terminated except as set forth in this Section. Any reference to the date of delivery of a notice of termination or resignation by either the Company or the Executive in this Section V shall constitute the "Date of Termination," unless otherwise set forth herein.  For purposes of this Agreement, the Executive will be deemed to have terminated employment when the Executive has a "separation from service" from the Company as determined in accordance with Treasury Regulation 1.409A-1(h).
A.
By Mutual Consent. The Executive's employment pursuant to this Agreement may be terminated at any time by the mutual written agreement of the Company and the Executive upon such terms as are agreed upon between the parties.

B.
Death. If Executive dies during the Term of this Agreement, the Company shall pay his Base Salary due through the date of his death to the Executive's designated beneficiary.  The amount of Base Salary due through the date of the Executive's death shall be paid to his designated beneficiary within thirty (30) days of the Executive's death, with the date of such payment chosen by the Company in its sole discretion.  Furthermore, all outstanding stock options, restricted stock, restricted stock units and any other unvested equity incentives shall vest and/or remain exercisable for their stated terms solely in accordance with the terms of the award agreements to which the Company and the Executive are parties on the Date of Termination.  The Company shall then have no further obligations to the Executive or any representative of his estate or his heirs except that Executive's estate or beneficiaries, as the case may be, shall be paid such amounts as may be payable under the Company's life insurance policies and other plans as they relate to benefits following death then in effect.

C.	Disability
1.	The Executive's employment may be terminated by written notice by either party to the other party, when:
a.	the Executive suffers a physical or mental disability entitling the Executive to long-term disability benefits under the Company's long-term disability plan, if any, or
b.
in the absence of a Company long-term disability plan, the Executive is unable, as determined by the Board (or any designated Committee of the Board), to perform the essential functions of his regular duties and responsibilities, with or without reasonable accommodation, due to a medically determinable physical or mental illness which has lasted (or can reasonably be expected to last) for a period of six (6) consecutive months.

2.	If the Executive's employment is terminated under this Section (C), the Executive shall be entitled to receive:

a.
all Base Salary and benefits due to the Executive through the Date of Termination (payable within thirty (30) days of the Date of Termination, with the date of such payment determined by the Company in its sole discretion);

b.	an amount equal to the Executive's Base Salary for a total of twelve (12) months following the Date of Termination; and
c.
if permitted under the Company's group medical insurance, group medical benefits at the same rate as then in effect for the Company's employees for twelve (12) months after the Date of Termination; provided, that if the Executive instead elects continuation of group benefits under COBRA, the Company shall pay the full cost of the premiums for twelve (12) months following the Date of Termination.  The costs of the Company's portion of any premiums due under this clause (c) shall be included in the Executive's gross income to the extent the provision of such benefits is deemed to be discriminatory under Section 105(h) of the Internal Revenue Code of 1986, as amended (the "Code").

The amounts in Section V.C.2.b above shall be reduced by any disability insurance payments the Executive receives as a result of the Executive's disability, and shall be paid to the Executive periodically at the regular payroll dates commencing as of the Date of Termination and for the initial twelve (12) months of the non-compete covenant in Section VIII hereof. In addition, the Executive will receive an enhanced severance amount consisting of six (6) additional months of the Executive's Base Salary (payable periodically at regular payroll intervals following the end of the twelve (12) month period described in Section V.C.2.b above) upon the Executive's execution of a full release of claims in favor of the Company. Such release must be executed and become effective and any revocation period must expire within sixty (60) days of the Date of Termination in order for the Executive to receive the Executive's additional six (6) months of enhanced severance benefits under this Section V.C.3. Furthermore, all outstanding stock options, restricted stock, restricted stock units and any other unvested equity incentives shall vest and/or remain exercisable for their stated terms solely in accordance with the terms of the award agreements to which the Company and the Executive are parties on the Date of Termination.
D.	By the Company for Cause
1.
The Executive's employment may be terminated by the Board upon recommendation of the CEO, both acting in good faith, by written notice to the Executive specifying the event(s) relied upon for such termination upon the occurrence of any of the following events (each of which shall constitute "Cause" for termination):

a.	the continued failure by the Executive to substantially perform his duties after written notice and failure to cure within sixty (60) days;
b.
conviction of a felony or engaging in misconduct which is materially injurious to the Company, monetarily or to its reputation or otherwise, or which would damage Executive's ability to effectively perform his duties;

c.	theft or dishonesty by the Executive;
d.	intoxication while on duty; or
e.    willful violation of Company policies or procedures after written notice and failure to cure within thirty (30) days.
2. Upon the Executive's termination for Cause, the Executive shall be entitled to all Base Salary and benefits due to the Executive through the Date of Termination (payable within thirty (30) days of the Date of Termination, with the date of such payment determined by the Company in its sole discretion) and no more.

3.Notwithstanding the foregoing, the Executive will receive a severance amount consisting of six (6) months of the Executive's Base Salary (payable periodically at regular payroll intervals and commencing upon the first payroll period occurring after the For Cause Release Period (defined below) expires) upon the Executive's execution of a full release of claims in favor of the Company. Such release must be executed and become effective and any revocation period must expire within sixty (60) days of the Date of Termination (the "For Cause Release Period") in order for the Executive to receive the Executive's additional six (6) months of enhanced severance benefits under this Section V.D.3. Furthermore, all outstanding stock options, restricted stock, restricted stock units and any other vested equity incentives shall remain exercisable solely in accordance with the terms of the award agreements to which the Company and the Executive are parties on the Date of Termination.  All unvested equity incentives shall terminate on the Date of Termination.
E.	By the Company Without Cause
1.
The Executive's employment may be terminated by the Board upon recommendation of the CEO at any time without Cause by delivery of a written notice of termination to the Executive. If the Executive's employment is terminated under this Section (E), the Executive shall be entitled to receive:

a.
all Base Salary and benefits due to the Executive through the Date of Termination (payable within thirty (30) days of the Date of Termination, with the date of such payment determined by the Company in its sole discretion) ;

b.	an amount equal to the Executive's Base Salary for a total of twelve (12) months following the Date of Termination; and
c.
group medical benefits for twelve (12) months after the Date of Termination. The costs of the Company's portion of any premiums due under this clause (c) shall be included in the Executive's gross income to the extent the provision of such benefits is deemed to be discriminatory under Section 105(h) of the Internal Revenue Code of 1986, as amended (the "Code").

2.
The amounts in Section V.E.1.b above shall be paid to the Executive periodically at the regular payroll dates commencing as of the Date of Termination and for the initial twelve (12) months of the non-compete covenant in Section VIII hereof.  In addition, the Executive will receive an enhanced severance amount consisting of six (6) additional months of the Executive's Base Salary (payable periodically at regular payroll intervals following the end of the twelve (12) month period described in Section V.E.1.b above) upon the Executive's execution of a full release of claims in favor of the Company. Such release must be executed and become effective and any revocation period must expire within sixty (60) days of the Date of Termination in order for the Executive to receive the Executive's additional six (6) months of enhanced severance benefits under this Section V.E.3. Furthermore, all outstanding stock options, restricted stock, restricted stock units and any other unvested equity incentives shall vest and/or remain exercisable for their stated terms solely in accordance with the terms of the award agreements to which the Company and the Executive are parties on the Date of Termination.

F.	By the Executive for Good Reason
1.
The Executive's employment may be terminated by the Executive by written notice of his resignation delivered within sixty (60) days after the occurrence of any of the following events, each of which shall constitute "Good Reason" for resignation:

a.	a material reduction in the Executive's Base Salary (unless such reduction is part of an across the board reduction affecting all Company executives with a comparable title);

b.
a requirement by the Company to relocate the Executive to a location that is greater than twenty-five (25) miles from the location of the office in which the Executive performs his duties hereunder at the time of such relocation;

c.
in connection with a Change in Control, a failure by the successor person or entity, or the Board, either to honor this Agreement or to present the Executive with an employment agreement containing provisions substantially similar to this Agreement or otherwise satisfactory to the Executive and which is executed by the Executive; or

d.
a material reduction in the Executive's title, or a material and adverse change in Executive's status and responsibilities, or the assignment to Executive of duties or responsibilities which are materially inconsistent with Executive's status and responsibilities.

2.
The Executive shall give the Company written notice of his intention to resign for Good Reason (stating the reason therefor) within sixty (60) days after the occurrence of one of the events stated in subparagraphs (a), (b), (c) or (d) above (the "Good Reason Events") and the Company shall have sixty (60) days (the "Cure Period") thereafter to rescind the Good Reason Event(s), in which event the Executive no longer shall have the right to resign for Good Reason. If the Company fails to rescind the Good Reason Event(s) before the expiration of the Cure Period, then the Executive may resign for Good Reason and receive the benefits described below so long as the resignation for Good Reason occurs within thirty (30) days following the expiration of the Cure Period, otherwise the right to resign on the basis of that Good Reason Event(s) shall be deemed to have been waived.  If the Executive resigns for Good Reason as defined in this Section V(F), the Executive shall be entitled to receive:

a.
all Base Salary and benefits due to the Executive under this Agreement through the Date of Termination (payable within thirty (30) days of the Date of Termination, with the date of such payment determined by the Company in its sole discretion);

b.	an amount equal to Executive's Base Salary for a total of twelve (12) months following the Date of Termination; and
c.
group medical benefits for twelve (12) months after the Date of Termination.  The costs of the Company's portion of any premiums due under this clause (c) shall be included in the Executive's gross income to the extent the provision of such benefits is deemed to be discriminatory under Section 105(h) of the Internal Revenue Code of 1986, as amended (the "Code").

3.
The amounts in Section V.F.2.b above shall be paid to the Executive periodically at the regular payroll dates commencing as of the Date of Termination and for the initial twelve (12) months of the non-compete covenant in Section VIII hereof. In addition, the Executive will receive an enhanced severance amount consisting of six (6) additional months of the Executive's Base Salary (payable periodically at regular payroll intervals following the end of the twelve (12) month period described in Section V.F.2.b above) upon the Executive's execution of a full release of claims in favor of the Company. Such release must be executed and become effective and any revocation period must expire within sixty (60) days of the Date of Termination in order for the Executive to receive the Executive's additional six (6) months of enhanced severance benefits under this Section V.F.3. Furthermore, all outstanding stock options, restricted stock, restricted stock units and any other unvested equity incentives shall vest and/or remain exercisable for their stated terms solely in accordance with the terms of the award agreements to which the Company and the Executive are parties on the Date of Termination.

G.	By the Executive Without Good Reason
1.
The Executive may terminate his employment at any time by delivery of a written notice of resignation to the Company no less than ninety (90) days prior to the effective date of the Executive's resignation ("Transition Period").  During the Transition Period, the Executive shall continue to serve as the CCO of the Company and shall otherwise provide an orderly transition of his duties as requested by the CEO.  The Executive shall receive all Base Salary and benefits due under this Agreement through the next payroll date following the Date of Termination, including any prorated amount of the 2015 Bonus or the Retention Payment pursuant to Section IV(B) or Section IV(E), respectively.

2.
The Executive may reduce the term of the non-compete and non-solicitation covenants in Section VIII hereof, from eighteen (18) months to twelve (12) months, upon execution of a full release of claims in favor of the Company. Furthermore, all outstanding stock options, restricted stock, restricted stock units and any other vested equity incentives shall remain exercisable solely in accordance with the terms of the award agreements to which the Company and the Executive are parties on the Date of Termination. All unvested equity incentives shall terminate on the Date of Termination.

H.	Following a Change in Control
1.	If the Executive's termination of employment without Cause (pursuant to Section V.E) or for Good Reason (pursuant to Section V.F) occurs within twelve (12) months following a Change in Control, then the amounts payable pursuant to Section V.E or Section V.F above, as the case may be, shall be referred to as the "Change in Control Severance Amount," and shall be paid to Executive in a lump sum no later than sixty (60) days following the Date of Termination, with the date of such payment determined by the Company in its sole discretion. In addition, the Executive will receive an enhanced severance amount consisting of six (6) additional months of the Executive's Base Salary (payable periodically at regular payroll intervals, and commencing upon the first payroll period occurring after the Change in Control Release Period (defined below) expires) upon the Executive's execution of a full release of claims in favor of the Company. Such release must be executed and become effective and any revocation period must expire within sixty (60) days of the Date of Termination (the "Change in Control Release Period") in order for the Executive to receive the Executive's additional six (6) months of enhanced severance benefits. Payments pursuant to this Section V.H. shall be made in lieu of, but not in addition to, any payment under any other paragraph of this Section V. Furthermore, all outstanding stock options, restricted stock, restricted stock units and any other unvested equity incentives shall vest and/or remain exercisable for their stated terms solely in accordance with the terms of the award agreements to which the Company and the Executive are parties on the Date of Termination.
2.	For the purposes of this Agreement, a "Change in Control" shall mean any of the following events:
a.	any person or entity, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than the Company or a wholly-owned subsidiary thereof or any employee benefit plan of the Company or any of its subsidiaries, becomes the beneficial owner of the Company's securities having 35% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company (other than as a result of an issuance of securities initiated by the Company in the ordinary course of business);
b.	as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sales of assets or contested election, or any combination of the foregoing transactions, less than a majority of the combined voting power of the then outstanding securities of the Company or any successor corporation or entity entitled to vote generally in the election of the directors of the Company or such other corporation or entity after such transaction are held in the aggregate by the holders of the Company's securities entitled to vote generally in the election of directors of the Company immediately prior to such transaction; or

c.	during any period of two (2) consecutive years, individuals who at the beginning of any such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company's stockholders, of each director of the Company first elected during such period was approved by a vote of at least two-thirds of the directors of the Company then still in office who were directors of the Company at the beginning of any such period.
Notwithstanding the foregoing, to the extent that (i) any payment under this Agreement is payable solely upon or following the occurrence of a Change in Control and (ii) such payment is treated as "deferred compensation" for purposes of Code Section 409A, a Change in Control shall mean a "change in the ownership of the Company," a "change in the effective control of the Company," or a "change in the ownership of a substantial portion of the assets of the Company" as such terms are defined in Section 1.409A-3(i)(5) of the Treasury Regulations.
3.    Certain Reductions in Payment
(a)            Notwithstanding anything contained in this Agreement to the contrary, if any payment or benefit the Executive would receive from the Company pursuant to this Agreement or otherwise ("Payment", "Payments" in the aggregate) would, as determined by tax counsel to the Company reasonably acceptable to the Executive ("Tax Counsel"), (i) constitute a "parachute payment" within the meaning of Section 280G of the Code, and (ii) but for this subparagraph 3(a), be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then the Payments will be adjusted to equal the Reduced Amount.  The "Reduced Amount" will be either (1) the largest portion of the Payments that would result in no portion of the Payments (after reduction) being subject to the Excise Tax or (2) the entire amount of the Payments, whichever amount after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in the Executive's receipt, on an after-tax basis, of the greatest amount of the Payments.  If a reduction in Payments is to be made so that the Payments equal the Reduced Amount, (x) the Payments will be paid only to the extent permitted under the Reduced Amount alternative, and the Executive will have no rights to any additional payments and/or benefits constituting the Payments.  In no event will the Company or any stockholder be liable to the Executive for any amounts not paid as a result of the operation of this subparagraph 3(i).  No portion of any Payment shall be taken into account which in the opinion of Tax Counsel does not constitute a "parachute payment" within the meaning of Code Section 280G(b)(2), including by reason of Code Section 280G(b)(4)(A) (regarding reasonable compensation for services rendered after a change in control).
(ii)            The Company shall reduce or eliminate the Payments by (i) first reducing or eliminating those payments or benefits which are payable in cash and (ii) then reducing or eliminating non-cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the furthest in time from the Change in Control. Any reduction made pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing Executive's rights and entitlements to any benefits or compensation.  In applying these principles, any reduction or elimination of the Payments shall be made in a manner consistent with the requirements of Section 409A of the Code and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.

I.
Delay of Payments Pursuant to Section 409A.  It is intended that (1) each installment of the payments provided under this Agreement is a separate "payment" for purposes of Section 409A of the Code and (2) that the payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(9)(iii), and 1.409A-1(b)(9)(v).  Notwithstanding anything to the contrary in this Agreement, if the Company determines (i) that on the date the Executive's employment with the Company terminates or at such other time that the Company determines to be relevant, the Executive is a "specified employee" (as such term is defined under Treasury Regulation 1.409A-1(i)) of the Company and (ii) that any payments to be provided to the Executive pursuant to this Agreement are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code if provided at the time otherwise required under this Agreement then such payments shall be delayed until the date that is six months after the date of the Executive's "separation from service" (as such term is defined under Treasury Regulation 1.409A-1(h)) with the Company, or, if earlier, the date of the Executive's death.  Any payments delayed pursuant to this Section V.I shall be made in a lump sum on the first day of the seventh month following the Executive's "separation from service" (as such term is defined under Treasury Regulation 1.409A-1(h)), or, if earlier, the date of the Executive's death. In addition, to the extent that any reimbursement, fringe benefit or other, similar plan or arrangement in which the Executive participates during the term of Executive's employment or thereafter provides for a "deferral of compensation" within the meaning of Section 409A of the Code, such amount shall be paid in accordance with Section 1.409A-3(i)(1)(iv) of the Treasury Regulations, including (i) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (ii) subject to any shorter time periods provided herein or the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) any such reimbursement or payment may not be subject to liquidation or exchange for another benefit.  In addition, notwithstanding any other provision to the contrary, in no event shall any payment under this Agreement that constitutes "deferred compensation" for purposes of Section 409A of the Code and the Treasury Regulations promulgated thereunder be subject to offset by any other amount unless otherwise permitted by Section 409A of the Code.  For the avoidance of doubt, any payment due under this Agreement within a period following Executive's termination of employment or other event, shall be made on a date during such period as determined by the Company in its sole discretion.

VI. REPRESENTATIONS. The Executive represents and warrants that he is not a party to any agreement or instrument which would prevent him from entering into or performing his duties in any way under this Agreement.
VII. ASSIGNMENT, BINDING AGREEMENT. This Agreement is a personal contract and the rights and interests of the Executive hereunder may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by him, except as otherwise expressly permitted by the provisions of this Agreement. This Agreement shall inure to the benefit of and be enforceable by the Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to him hereunder had the Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee or, if there is no such designee, to his estate.

VIII. CONFIDENTIALITY, NON-COMPETITION, NON-SOLICITATION
A.	The Executive acknowledges that:
1.
the business of providing care support services and health support services in which the Company is engaged (the "Business") is intensely competitive and that the Executive's employment by the Company will require that the Executive have access to and knowledge of confidential information of the Company relating to its business plans, financial data, marketing programs, client information, contracts and other trade secrets, in each case other than as and to the extent such information is generally known or publicly available through no violation of this Agreement by the Executive;

2.	the use or disclosure of such information other than in furtherance of the Business may place the Company at a competitive disadvantage and may do damage, monetary or otherwise, to the Business; and
3.
the engaging by the Executive in any of the activities prohibited by this Section shall constitute improper appropriation and/or use of such information. The Executive expressly acknowledges the trade secret status of the Company's confidential information and that the confidential information constitutes a protectable business interest of the Company. Other than as may be required in the performance of his duties, Executive expressly agrees not to divulge such confidential information to anyone outside the Company without prior permission.

B.
The "Company" (which shall be construed to include the Company, its subsidiaries and their respective affiliates) and the Executive agree that for a period of eighteen (18) months after the Date of Termination if the Executive's employment is terminated under Sections V(C), (D), (E), (F) or (H), and for a period of twelve (12) months after the Date of Termination if the Executive's employment is terminated under Section V(G), the Executive shall not:

1.
engage in Competition, as defined below, with the Company or its subsidiaries within any market where the Company is conducting the Business at the time of termination of the Executive's employment hereunder. For purposes of this Agreement, "Competition" by the Executive shall mean the Executive's being employed by or acting as a consultant or lender to, or being a director, officer, employee, principal, agent, stockholder, member, owner or partner of, or permitting his name to be used in connection with the activities of any entity engaged in the Business, provided that, it shall not be a violation of this sub-paragraph for the Executive to become the registered or beneficial owner of less than five percent (5%) of any class of the capital stock of any one or more competing corporations registered under the 1934 Act, provided that, the Executive does not participate in the business of such corporation until such time as this covenant expires; and

2.	The Executive further agrees that he will not, directly or indirectly, for his benefit or for the benefit of any other person or entity, do any of the following:
a.	solicit from any customer, doing business with the Company as of the Executive's termination, business of the same or of a similar nature to the Business of the Company with such customer;
b.
solicit from any known potential customer of the Company business of the same or of a similar nature to that which, to the knowledge of the Executive, has been the subject of a written or oral bid, offer or proposal by the Company, or of substantial preparation with a view to making such a bid, proposal or offer, within eighteen (18) months prior to the Executive's termination; or

c.
recruit or solicit the employment or services of any person who was employed by the Company upon termination of the Executive's employment and is employed by the Company at the time of such recruitment or solicitation.

3.
The Executive acknowledges that the services to be rendered by him to the Company are of a special and unique character, which causes this Agreement to be of significant value to the Company, the loss of which may not be reasonably or adequately compensated for by damages in an action at law, and that a breach or threatened breach by him of any of the provisions contained in this Section will cause the Company irreparable injury. The Executive therefore agrees that the Company will be entitled, in addition to any other right or remedy, to a temporary, preliminary and permanent injunction, without the necessity of proving the inadequacy of monetary damages or the posting of any bond or security, enjoining or restraining the Executive from any such violation or threatened violations. The Executive acknowledges that the terms of this Section VIII and its obligations are reasonable and will not prohibit him from being employed or employable in the health care industry.

C.
If any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the fullest extent permitted by law.

IX.            ENTIRE AGREEMENT.  This Agreement, together with Exhibit A attached hereto, contains all the understandings between the parties pertaining to the matters referred to herein, and supersedes the Original Employment Agreement and any other undertakings and agreements, whether oral or written, previously entered into by them with respect thereto. The Executive represents that, in executing this Agreement, he does not rely and has not relied upon any representation or statement not set forth herein made by the Company with regard to the subject matter or effect of this Agreement or otherwise and that Executive has had the opportunity to be represented by counsel of his choosing.
X.            AMENDMENT OR MODIFICATION; WAIVER. No provision of this Agreement may be amended or waived, unless such amendment or waiver is agreed to in writing, signed by the Executive and by a duly authorized officer of the Company. No waiver by any party hereto of any breach by another party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.
XI.            NOTICES. Any notice to be given hereunder shall be in writing and shall be deemed given when delivered personally, sent by courier, facsimile or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice in writing.  Any notice delivered personally or by courier shall be deemed given on the date delivered. Any notice sent by facsimile, registered or certified mail, postage prepaid, return receipt requested, shall be deemed given on the date transmitted by facsimile or mailed.
To the Executive at:	To the Company at:
Michael R. Farris Address on file	Chief Executive Officer Healthways, Inc. 701 Cool Springs Boulevard Franklin, TN 37067
XII.            SEVERABILITY. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by law.

XIII.            SURVIVORSHIP. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.
XIV.            GOVERNING LAW; VENUE. This Agreement will be governed by and construed in accordance with the laws of the State of Tennessee, without regard to the principles of conflicts of law thereof, and venue shall be the United States District Court for the Middle District of Tennessee.
XV.            HEADINGS. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.
XVI.  COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement effective as of date set forth above.
/s/ Michael R. Farris	/s/ Ben R. Leedle, Jr.
Michael R. Farris	Healthways, Inc.

EXHIBIT A
Exceptions
Notwithstanding anything in the Agreement to the contrary, the following terms are also part of the Agreement and supersede any contradictory term contained therein:
Nothing contained herein shall preclude Executive from participating on the Board of Directors of another company so long as the applicable company is not engaged in any activity that is the same as or substantially similar to the Business and such activities do not interfere with Executive's ability to discharge his duties set forth in this Agreement.